Corporate Loan

December 15, 2010

Arnold Klann ("Lender") hereby agrees to establish for the benefit of BlueFire Renewables, Inc. ("Borrower") a loan of ***$200,000.00*** according to the terms below ("Loan")

Repayment Terms/Due Date: For Value Received, the Borrower promises to pay in full, without set off, deduction or counterclaim of any kind of nature, to Lender, the outstanding principal balance of any amounts under the Loan within thirty (30) days of Borrower receipt of investment financing or commitment into the borrower or one of its subsidiaries of $1,000,000. ("Due Date"). Such repayment of the loan is to be paid in lawful United States Currency or an equal amount of Borrower's common stock at Lender's discretion.

Fee: 15% on total amount loaned. The fee may be paid in cash or in Borrower's common stock at a value of $.50 per share at Lender's option.

Warrants: Borrower also agrees to issue Lender 500,000 warrants to buy Borrower's common shares at $.50 per share price. These warrants will have an expiration date 3 years from the date above, and shall have an exercise price of $0.50 per share.

Change of Control of Borrower: Lender, at its option, may further require that all sums due under this Loan become immediately due and payable as a condition precedent or on the closing of transaction effecting a change of control of Borrower. Failure to exercise this option shall not constitute a waiver of any right of Lender contained in this Loan

BORROWER

BlueFire Renewables
31 Musick
Irvine, CA 92618

By: Necy C Sumait
Its: E-Vice President
Date: December 15, 2010

LENDER

Arnold Klann
53 New Dawn
Irvine, CA 92620

By: [signature]

Date: December 15, 2010